Exhibit 99.1

EXPRESSJET REPORTS JANUARY 2009 PERFORMANCE

            HOUSTON, Feb. 11, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for January 2009 for its ExpressJet Airlines subsidiary.  The results include statistics for contract operations, including charter activities.

            During the month, ExpressJet revenue passenger miles (RPM) totaled 539 million, and available seat miles (ASM) flown were 797 million.  ExpressJet's January load factor was 67.7%.  The company flew 52,667 block hours and operated 27,444 departures during the month.  ExpressJet had a total of 244 planes in its fleet during January – 214 allocated to flying as Continental Express and 30 operating in its corporate aviation (charter) division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 127 scheduled destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports January2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

PRELIMINARY STATISTICS

Month Ending January 31, 2009	System

Revenue Passenger Miles (millions)	539
Available Seat Miles (ASM) (millions)	797
Passenger Load Factor	67.7%
Block Hours	52,667
Departures	27,444
Stage Length	582

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